Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment 7 Form S-1 of our report dated October 21, 2014,  on the financial statements of Virtual Sourcing, Inc. (the “Company”) as of June 30, 2014 and 2013, and for the years then ended. Our report dated October 21, 2014, relating to the Company’s financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Kingery & Crouse, P.A.

Kingery & Crouse, P.A.
Tampa, Florida
December 18, 2014